Exhibit 99.2

          Eastman Kodak Company Financial Discussion Document
                      First Quarter 2004 Results

    New Kodak Operating Model and Change in Reporting Structure:
    On August 21, 2003, the Company announced an organizational realignment, effective January 1, 2004, changing the corporate segment reporting structure beginning with the current quarter.
    Through year-end 2003, Kodak reported financial information for three reportable segments: Photography, Health Imaging, and Commercial Imaging, and All Other. The bridge from the previous segment reporting to the new reporting structure is outlined below:

    -- Digital and Film Imaging Systems Segment: correlates to the former Photography Segment and is composed of Consumer and Professional Imaging products and services, Entertainment Imaging products and services, and Digital and Applied Imaging products and services.

    -- Health Imaging Segment: remains unchanged; includes Health Imaging products, systems and services.

    -- Commercial Imaging Segment: composed of Document Imaging products and services, Commercial and Government Systems products and services, Services and Support, and Optics.

    -- Commercial Printing Segment: The segment includes the financial results for the Scitex Digital Printing acquisition (now Kodak Versamark. The segment is also composed of NexPress (Kodak's 50/50 joint venture with Heidelberg) and Kodak Polychrome Graphics (Kodak's 50/50 joint venture with Sun Chemical), for which Kodak records its share of income or losses in Other income and charges; the sales of graphics products to KPG, and the Encad subsidiary wide format inkjet businesses. All of the above, with the exception of Kodak Versamark, were formerly included in Commercial Imaging.

    -- All Other: Kodak's Display and Components business for OLED (Organic Light Emitting Diode), and sensors as well as other small, miscellaneous businesses.

    This new reporting structure reflects changes to facilitate the Company's transition to its new business model. This includes an increased focus on Strategic Product Groups, or SPG's, within each of the reporting segments. Sales results for key SPG's as well as traditional and digital products and services are now reflected within each reportable segment.
    The Remote Sensing Systems business, which had been included in the Commercial Imaging segment, is now in the process of being sold to ITT Industries. It is accounted for in the current quarter as discontinued operations. The discussion that follows relates to the continuing operations portion of the business.

    First Quarter
    Consolidated Revenues:
    Net worldwide sales were $2.919 billion for the first quarter of 2004 as compared with $2.640 billion for the first quarter of 2003, representing an increase of $279 million or 11% as reported, or an increase of 5% excluding the favorable impact of exchange. The increase in net sales was composed of:

    -- Volume: increases in volume contributed approximately 4.5 percentage points to first quarter sales driven primarily by consumer digital capture, Picture Maker kiosks, and the one-time-use-camera component of the film capture SPG.

    -- Price/Mix: declines in price/mix reduced first quarter sales by approximately 3.5 percentage points, primarily driven by consumer digital capture and traditional film capture.

    -- Exchange: favorable exchange of approximately 5.5 percentage points offset the negative impacts of price/mix.

    --  Acquisitions: PracticeWorks, Scitex Digital Printing (now
        Kodak Versamark) and Laser Pacific acquisitions contributed $106 million or approximately 4.0 percentage points to first quarter sales.

    Net sales in the U.S. were $1.125 billion for the first quarter of 2004 as compared with $1.050 billion for the prior year quarter, representing an increase of $75 million, or 7%. Net sales outside the U.S. were $1.794 billion for the current quarter as compared with $1.590 billion for the first quarter of 2003, representing an increase of $204 million, or 13% as reported, or an increase of 4% excluding the favorable impact of exchange.
    Kodak's digital product sales were $1.056 billion for the current quarter as compared with $734 million for the first quarter of 2003, representing an increase of $322 million, or 44% primarily driven by the consumer digital capture SPG. Net sales of the Company's traditional products were $1.863 billion for the current quarter as compared with $1.906 billion for the first quarter of 2003, representing a decrease of $43 million or 2%, primarily driven by declines in the film capture and consumer output SPG's.

    Non-U.S. Revenues:
    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region ("EAMER"), (2) the Asia Pacific region and (3) the Canada and Latin America region.
    Net sales in the EAMER region were $910 million for the first quarter of 2004 as compared with $795 million for the prior year quarter, representing an increase of $115 million, or 14% as reported, or an increase of 3% excluding the favorable impact of exchange.
    Net sales in the Asia Pacific region were $601 million for the current quarter as compared with $548 million for the prior year quarter, representing an increase of $53 million, or 10% as reported, or an increase of 1% excluding the favorable impact of exchange.
    Net sales in the Canada and Latin America region were $283 million in the current quarter as compared with $247 million for the first quarter of 2003, representing an increase of $36 million, or 15% as reported, or an increase of 8% excluding the favorable impact of exchange.

    Emerging Markets:
    The Company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $658 million for the first quarter of 2004 as compared with $578 million for the prior year quarter, representing an increase of $80 million, or 14% as reported, or an increase of 11% excluding the favorable impact of exchange.
    The emerging market portfolio accounted for approximately 23% of Kodak's worldwide sales and 37% of Kodak's non-U.S. sales in the quarter. Sales growth was recorded for all major emerging markets including China +21%, Brazil +20%, India +14%, Russia +13%, and Mexico +3%.
    Sales increases in China and India resulted from strong business performance for all Kodak's operations in those regions. The increase in sales in Russia is the result of continued success of camera seeding programs as well as branded retail expansion via the KodaPost program.

    Gross Profit:
    GAAP:
    Gross profit was $812 million for the first quarter of 2004 as compared with $801 million for the first quarter of 2003, representing an increase of $11 million, or 1%. Gross profit includes a one time operational charge of $9 million, or $.03 per share in the quarter relating to the impact of the purchase accounting for the inventory that was acquired with the Scitex Digital Printing acquisition (now Kodak Versamark) at its fair value, which was sold in the current quarter.
    The gross profit margin was 27.8% in the current quarter as compared with 30.3% in the prior year quarter. The 2.5 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 5.0 percentage points. Negative price/mix was driven primarily by consumer digital capture, traditional film capture and traditional Health Imaging film capture and output.

    -- Manufacturing Cost: despite a $10 million net increase in charges for accelerated depreciation and inventory write-offs associated with ongoing cost reduction programs, manufacturing cost reductions favorably impacted gross profit margins by approximately 1.5 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately .5 percentage point.

    -- Acquisitions: favorably impacted gross profit margins by approximately .5 percentage point.

    Operational:
    Excluding charges of $24 million relating to accelerated depreciation and inventory write-offs, gross profit on an operational basis was $836 million for the first quarter of 2004 as compared with $815 million for the first quarter of 2003, representing an increase of $21 million, or 3%.
    Gross profit includes a one time operational charge of $9 million, or $.03 per share in the quarter relating to the impact of the purchase accounting for the inventory that was acquired with the Scitex Digital Printing acquisition (now Kodak Versamark) at its fair value, which was sold in the current quarter.
    The gross profit margin was 28.6% in the current quarter as compared with 30.9% in the prior year quarter. The 2.3 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 5.0 percentage points.

    -- Manufacturing Cost: manufacturing cost favorably impacted gross profit margins by approximately 2.0 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately .5 percentage point.

    -- Acquisitions: acquisitions favorably impacted gross profit margins by approximately .5 percentage point.

    Operational gross profit as a percentage of sales was in-line with the Company's expectations for a seasonally low quarter.

    Selling, General and Administrative Expenses:
    GAAP:
    Selling, general and administrative expenses (SG&A) were $552 million for the first quarter of 2004 as compared with $558 million for the prior year quarter (including $12 million relating to an intellectual property settlement), representing a decrease of $6 million, or 1%. SG&A decreased as a percentage of sales from 21.1% for the first quarter of 2003 to 18.9% for the current quarter. Unfavorable exchange of $25 million and acquisition related SG&A of $35 million were more than offset by cost reduction actions during the quarter.

    Operational:
    Excluding a charge relating to an intellectual property settlement in the prior year's first quarter, SG&A expenses on an operational basis were $552 million for the first quarter of 2004 as compared with $546 million for the prior year quarter, representing an increase of $6 million, or 1%. The increase in SG&A is attributable to unfavorable exchange of $25 million and acquisition related SG&A of $35 million partially offset by cost reduction actions during the quarter. As a percentage of sales, SG&A decreased from 20.7% for the first quarter of 2003 to 18.9% for the current quarter.

    Research and Development Costs:
    GAAP:
    Research and development costs (R&D) were $197 million for the first quarter of 2004 (including $9 million for in-process R&D charges) as compared with $193 million for the first quarter of 2003 (including $21 million for in-process R&D charges), representing an increase of $4 million, or 2%. R&D as a percentage of sales decreased from 7.3% in the first quarter of 2003 to 6.7% in the current quarter. The increase in R&D is primarily attributable to an increase in investments for digital growth initiatives.

    Operational:
    Excluding the charges for in-process R&D noted above, R&D expenses on an operational basis were $188 million for the first quarter of 2004 as compared with $172 million for the prior year quarter, representing an increase of $16 million, or 9%. The increase in R&D is primarily attributable to investments in digital growth initiatives.

    Cost Reduction Plans:
    As announced in the third quarter of 2003, Kodak has implemented a series of cost reduction actions resulting in pre-tax charges totaling $74 million or $.18 per share in the first quarter. The components of restructuring in the first quarter include $43 million for employee severance relating to the elimination of 2,036 positions and $11 million associated with exit costs and asset write-offs, partially offset by reserve reversal of $4 million. In addition, the Company recorded accelerated depreciation and inventory write-offs of $24 million during the quarter.
    The total restructuring charge recorded in the first quarter of 2003 was $32 million, which was primarily comprised of severance charges relating to the elimination of 875 positions. In addition, the Company recorded accelerated depreciation of $14 million associated with assets to be disposed of in connection with the relocation of certain manufacturing operations.
    The Company has now completed the remaining actions from the cost reduction program announced in the third quarter of 2003.
    As announced in January 2004, the company plans to develop and execute a new cost reduction program throughout the 2004 to 2006 timeframe, consistent with the implementation of Kodak's new business model. The objective of these actions is to achieve a business model appropriate for Kodak's traditional businesses, sharpen the Company's competitiveness in digital markets, and create a more variable cost structure overall. As a result of these actions, the Company expects cost savings in the range of $800 million to $1 billion for full year 2007.
    The program is expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, of which $700 million to $900 million are related to severance, with the remainder relating to the disposal of buildings and equipment. Overall, Kodak's worldwide facility square footage will be reduced by approximately one third. Approximately 12,000 to 15,000 positions worldwide are expected to be eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration. Maximum single year cash usage under the new program is expected to be approximately $250 million.

    Earnings From Operations:
    GAAP:
    Earnings from operations (EFO) for the first quarter of 2004 were $13 million as compared with earnings from operations of $18 million for the first quarter of 2003, representing a decrease of $5 million, or 28%. This decrease is attributable to the reasons indicated above.

    Operational:
    EFO on an operational basis for the first quarter of 2004 were $96 million as compared with $97 million for the first quarter of 2003, representing a decrease of $1 million, or 1%. The decrease in earnings from operations is attributable to the reasons indicated above.

    Below EFO:
    Interest expense for the first quarter of 2004 was $44 million as compared with $37 million for the prior year quarter, representing an increase of $7 million, or 19%. Higher interest expense is a result of higher year over year average debt balances.
    The "other charges" component includes principally investment income, income and losses from equity investments, foreign exchange and gains and losses on the sales of assets and investments. Other charges for the current quarter were $1 million as compared with other charges of $21 million for the first quarter of 2003. The improvement is primarily attributable to increased income from the Company's equity investment in Kodak Polychrome Graphics, reduced losses from the Company's equity investment in the NexPress joint venture, and elimination of losses from the Company's equity investment in the discontinued Phogenix joint venture.

    Corporate Tax Rate:
    GAAP:
    The Company's tax benefit from continuing operations was $48 million on $32 million of pre-tax losses for the first quarter of 2004. The tax benefit of $48 million for the quarter differs from the tax benefit of $11 million that results from applying the U.S.
statutory income tax rate of 35% primarily due to:

    -- the recording of a $32 million tax benefit relating to the IRS's concession concerning the taxation of intercompany royalties.

    -- higher expected earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings.

    The Company's tax benefit from continuing operations was $29 million on $40 million of pre-tax losses for the first quarter of 2003. The tax benefit of $29 million for the quarter differs from the tax benefit of $14 million that results from applying the U.S.
statutory income tax rate of 35% due to:

    -- the recording of an $8 million tax benefit relating to the donation of intellectual property; and

    -- higher expected earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings.

    Operational:
    The Company's estimated annual effective tax rate from continuing operations for 2004 is 16.5%. The actual tax benefit from continuing operations on an operational basis was $23 million on $51 million of pre-tax income in the first quarter of 2004. The tax benefit of $23 million for the current year quarter differs from the tax provision of $9 million that results from applying the Company's estimated annual effective tax rate from continuing operations due to the recording of a $32 million tax benefit relating to the reversal of prior year income taxes incurred on certain intercompany royalties.
    The decrease in the estimated annual effective tax rate from continuing operations from 20.5% in the first quarter of 2003 to 16.5% in the current year quarter is primarily attributable to expected increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings.

    Earnings from Continuing Operations:
    GAAP:
    Earnings from continuing operations for the first quarter of 2004 were $16 million, or $.06 per diluted share, as compared with a loss from continuing operations for the first quarter of 2003 of $11 million, or minus $.04 per diluted share, representing an increase of $27 million year over year. This increase in earnings from continuing operations is attributable to the reasons described above.

    Operational:
    Earnings from continuing operations on an operational basis for the first quarter of 2004 were $74 million, or $.26 per diluted share, as compared with earnings from continuing operations on an operational basis for the first quarter of 2003 of $31 million, or $.11 per diluted share, representing an increase of $43 million, or 139%. First quarter operational earnings from continuing operations for 2004 exclude the following after-tax items:

    -- A charge of $52 million ($74 million pre-tax), or $.18 per share, resulting from previously announced cost reduction initiatives. Of the pre-tax charge, $50 million is recorded in "Restructuring Costs and Other" and $24 million of accelerated depreciation and inventory write-offs are recorded in "Cost of Goods Sold" (COGS).

    -- A charge $6 million ($9 million pre-tax) or $.02 per share relating to the Company's purchase of in-process R&D associated with the acquisition of Scitex Digital Printing (now Kodak Versamark). The pre-tax charge is recorded in "Research and development costs" (R&D).

    First quarter operational earnings include an $.08 per share net operational benefit from the following unusual items:

    -- A charge of $9 million, or $.03 per share relating to the impact of the purchase accounting for the inventory that was acquired with the Scitex Digital Printing acquisition (now Kodak Versamark) at its fair value, which was sold in the current quarter.).

    -- A tax credit of $32 million, or $.11 per share relating to the IRS's concession concerning the taxation of intercompany royalties that could not be legally distributed.

    Excluding these items, operational earnings were $.18 per share.

    Earnings from Discontinued Operations:
    Earnings from discontinued operations for the first quarter of 2004 were $.04 per diluted share primarily relating to the pending sale of Kodak's Remote Sensing Systems Business. Earnings from discontinued operations for the first quarter of 2003 were $.08 per diluted share and were primarily related to the reversal of a tax reserve resulting from the elimination of the uncertainty surrounding the realizability of certain tax benefits.


    Year-over-Year Comparison of Reported and Operational Earnings
                   (Amounts in millions of dollars)
----------------------------------------------------------------------
                                  1Q 04 as      Excluded      1Q 04
                                  Reported       Items     Operational
                              ----------------------------------------
Sales                               $2,919                   $2,919
COGS                                 2,107     (24) a         2,083
                              ---------------             ------------
Gross Profit                           812                      836
SG&A                                   552                      552
R&D                                    197      (9) b           188
Restructuring costs and other
                                        50     (50) c             -
                              ---------------             ------------
Earnings From Operations
                                        13      83               96
Interest Expense                        44                       44

Other Charges                            1                        1
                              ---------------             ------------
Below EFO                              (45)                     (45)
(Loss) Earnings Before Taxes
                                       (32)     83               51
(Benefit) Provision for Taxes
                                       (48)     25 d            (23)
                              ---------------             ------------
Earnings - Cont. Ops.
                                        16      58               74
Earnings (Loss) Disc. Ops.
                                        12     (12)               -
Net Earnings                           $28     $46              $74
Diluted EPS - Cont. Ops.
                                     $0.06                    $0.26
Total Diluted EPS                    $0.10
----------------------------------------------------------------------


    Year-over-Year Comparison of Reported and Operational Earnings
                   (Amounts in millions of dollars)
----------------------------------------------------------------------
                                  1Q 03 as      Excluded      1Q 03
                                  Reported       Items     Operational
                              ----------------------------------------
Sales                                 $2,640                   $2,640
COGS                                   1,839     (14)e          1,825
                              ---------------             ------------
Gross Profit                             801                      815
SG&A                                     558     (12)f            546
R&D                                      193     (21)g            172
Restructuring costs and other
                                          32     (32)h              -
                              ---------------             ------------
Earnings From Operations
                                          18      79               97
Interest Expense                          37                       37

Other Charges                             21                       21
                              ---------------             ------------
Below EFO                                (58)                     (58)
(Loss) Earnings Before Taxes
                                         (40)     79               39
(Benefit) Provision for Taxes
                                         (29)     37 i              8
                              ---------------             ------------
Earnings - Cont. Ops.
                                         (11)     42               31
Earnings (Loss) Disc. Ops.
                                          23     (23)               -
Net Earnings                             $12     $19              $31
Diluted EPS - Cont. Ops.
                                      $(0.04)                    $.11
Total Diluted EPS                      $0.04
----------------------------------------------------------------------


    Items excluded from Earnings on an operational basis:

    a - Accelerated depreciation and inventory writedowns in
        connection with focused cost reduction actions.
    b - Charge for in-process research and development in connection with the acquisition of Scitex Digital Printing (renamed Kodak Versamark).
    c - Charge for focused cost reduction actions.
    d - Tax impacts associated with the above-mentioned excluded items.
    e - Accelerated depreciation in connection with focused cost reduction actions.
    f - Charge for an intellectual property settlement.
    g - Charge for in-process research and development.
    h - Charge for focused cost reduction actions.
    i - Exclusion of income tax benefit in connection with the donation of intellectual property and the tax impacts associated with the above mentioned excluded items.


As Percent of Sales:
                       1Q 04 as      1Q 04     1Q 03 as      1Q 03
                       Reported   Operational  Reported   Operational
                      ------------------------------------------------

Gross Profit             27.8%       28.6%       30.3%       30.9%
SG&A                     18.9%       18.9%       21.1%       20.7%
SG&A w/o Advertising     16.2%       16.2%       17.2%       16.8%
R&D                       6.7%        6.4%        7.3%        6.5%
EFO                       0.4%        3.3%        0.7%        3.7%
Net Earnings              0.5%        2.5%       -0.4%        1.2%
----------------------------------------------------------------------


    Segment Results:
    Digital and Film Imaging Systems
    Revenues:
    Net worldwide sales for the Digital and Film Imaging Systems Segment were $1.931 billion for the first quarter of 2004 as compared with $1.798 billion for the first quarter of 2003, representing an increase of $133 million, or 7% as reported, an increase of 1% excluding the favorable impact of exchange. The increase in net sales was composed of:

    -- Volume: higher volumes increased first quarter sales by approximately 5.5 percentage points. Volume increases for consumer digital capture, the one-time-use camera component of the film capture SPG, and Picture Maker kiosks were partially offset by volume declines for wholesale photofinishing services and traditional film products.

    -- Price/Mix: declines attributable to price/mix reduced first quarter sales by approximately 4.0 percentage points driven by consumer digital capture and traditional film capture.

    -- Exchange: favorable exchange of approximately 5.5 percentage points more than offset the negative impacts of price/mix.

    Digital and Film Imaging segment net sales in the U.S. were $720 million for the current quarter as compared with $687 million for the first quarter of 2003, representing an increase of $33 million, or 5%. Digital and Film Imaging segment net sales outside the U.S. were $1.211 billion for the first quarter of 2004 as compared with $1.111 billion for the prior year quarter, representing an increase of $100 million, or 9% as reported, or a decrease of 1% excluding the favorable impact of exchange.
    Digital and Film Imaging Systems segment digital product sales were $480 million for the current quarter as compared with $294 million for the first quarter of 2003, representing an increase of $186 million, or 63%, primarily driven by consumer digital capture. Segment traditional product sales were $1.451 billion for the current quarter as compared with $1.504 billion for the first quarter of 2003, representing a decrease of $53 million or 4%, primarily driven by declines in film capture and consumer output.

    Digital Strategic Product Group Revenues

    Net worldwide sales of consumer digital capture which includes consumer digital cameras, accessories, memory products and royalties increased 98% in the first quarter of 2004 as compared with the prior year quarter, primarily reflecting strong volume increases and favorable exchange, partially offset by negative price/mix. Sales continue to be driven by strong consumer acceptance of the EasyShare digital camera system and the success of new digital camera product introductions during the quarter.
    While complete data for first quarter market share is not yet available, all indications are that Kodak gained digital camera market share in the U.S. year over year. Kodak also gained market share year over year in 6 out of 9 key markets internationally. For the full year, the Company expects to be profitable for the consumer digital capture SPG.
    Net worldwide sales of Picture Maker kiosks/media increased 55% in the first quarter of 2004 as compared with the first quarter of 2003, as a result of strong volume increases and favorable exchange. Sales continue to be driven by strong market acceptance of Kodak's new generation of kiosks.
    Net worldwide sales of Home Printing Solutions, which includes inkjet photo paper and printer docks/media, increased 42% in the current quarter as compared with the first quarter of 2003. For inkjet paper, the quarter was marked by increased competition from store brands and the mix shift associated with consumer's preference for smaller format papers. Kodak's new Printer Dock product, initially launched in the spring of 2003, experienced strong sales growth during the quarter, reaching the goal of becoming more than a $100 million business in the first full year of sales.

    Traditional Strategic Product Group Revenues

    Net worldwide sales of film capture products, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape decreased 6% in the first quarter of 2004 as compared with the first quarter of 2003, primarily reflecting volume declines for all significant product categories except one-time-use cameras. Favorable exchange partially offset the negative impact of price/mix for the film capture SPG.
    U.S. consumer film industry sell-through volumes decreased approximately 15% in the first quarter of 2004 as compared with the prior year quarter. Kodak's sell-in consumer film volumes declined 10% as compared with the prior year quarter. U.S. retailers did some restocking in anticipation of an earlier Easter holiday.
    Kodak remains committed to maintaining U.S. consumer film market share while growing worldwide share on a full year basis. During the first quarter, market share performance is consistent with that goal.
    Net worldwide sales for the retail photofinishing SPG, which includes color negative paper, minilab equipment and services, chemistry, and photofinishing services at retail, increased 6% in the first quarter of 2004 as compared with the first quarter of 2003, primarily reflecting higher volumes of retail photofinishing equipment and favorable exchange partially offset by negative price/mix.
    Net worldwide sales for the wholesale photofinishing SPG, which includes color negative paper, equipment, chemistry, and photofinishing services at Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 26% in the first quarter of 2004 as compared with the first quarter of 2003, primarily reflecting lower volumes partially offset by favorable exchange.
    Net worldwide sales of the origination and print film SPG's to the entertainment industry increased 7%, primarily reflecting volume increases and favorable exchange partially offset by negative price/mix.

    Gross profit:
    Gross profit for the Digital and Film Imaging Systems segment was $488 million for the first quarter of 2004 as compared with $502 million for the prior year quarter, representing a decrease of $14 million or 3%. The gross profit margin was 25.3% in the current year quarter as compared with 27.9% in the prior year quarter. The 2.6 percentage point decline was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 6.0 percentage points driven by consumer digital capture and traditional film capture.

    -- Manufacturing Cost: positive manufacturing cost initiatives improved gross profit margins by approximately 3.0 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately .5 percentage point.

    SG&A:
    In the first quarter, SG&A expenses for the Digital and Film Imaging Systems segment decreased $46 million or 11%, from $419 million in the first quarter of 2003 to $373 million in the current quarter, and decreased as a percentage of sales from 23.3% to 19.3%. Ongoing cost reduction actions more than offset a negative $19 million impact from exchange.

    R&D:
    GAAP
    First quarter R&D costs for the Digital and Film Imaging Systems segment decreased $29 million, or 23%, from $128 million in the first quarter of 2003 to $99 million in the current quarter and decreased as a percentage of sales from 7.1% to 5.1%. R&D costs for the first quarter of 2003 included a $21 million charge for the purchase of in-process R&D. The balance of the decrease in R&D year over year was primarily attributable to a decline in spending related to traditional products and services partially offset by an increase in spending for digital products.

    Operational:
    Excluding the charge of $21 million for in-process R&D from the prior year's quarter, first quarter R&D costs for the Digital and Film Imaging Systems segment decreased $8 million, or 7%, from $107 million in the first quarter of 2003 to $99 million in the current quarter and decreased as a percentage of sales from 6.0% to 5.1%, primarily attributable to a decline in spending related to traditional products and services partially offset by an increase in spending for digital products.

    EFO
    GAAP:
    Earnings from operations for the Digital and Film Imaging Systems segment increased $62 million, from a loss of $46 million in the first quarter of 2003 to earnings of $16 million in the first quarter of 2004, primarily as a result of the factors described above.

    Operational:
    Earnings from operations for the Digital and Film Imaging Systems segment increased $41 million, from a loss of $25 million in the first quarter of 2003 to earnings of $16 million in the first quarter of 2004, primarily as a result of the factors described above.

    Health Imaging
    On October 7, 2003, Kodak completed the acquisition of PracticeWorks, Inc., a leading provider of dental practice management software and digital radiographic imaging systems. This acquisition is expected to add approximately $200 million in sales to the Health Imaging business during 2004. During the first quarter, PracticeWorks contributed $50 million in sales to Health Imaging's revenues.
    This transaction will be slightly dilutive to earnings per share through 2004, improved from the original forecast of dilution through 2005. This acquisition enables Kodak to offer its customers a full spectrum of dental imaging products and services from traditional film to digital radiography and photography and is expected to move Health Imaging into the leading position in the dental practice management and dental digital radiographic markets.

    Revenues:
    Net worldwide sales for the Health Imaging segment were $631 million for the first quarter of 2004 as compared with $549 million for the prior year quarter, representing an increase of $82 million, or 15% as reported, an increase of 9% excluding the favorable impact of exchange. The increase in net sales was composed of:

    -- Volume: Increases in volume contributed approximately 4.0 percentage points to first quarter sales, driven primarily by volumes increases in digital capture equipment, services, and digital media.

    -- Price/Mix: Decrease in price/mix reduced first quarter sales by approximately 3.0 percentage points, primarily driven by digital media and analog medical film.

    --  Exchange: Favorable exchange impacted sales by approximately
        6.0 percentage points.

    -- Acquisition: The PracticeWorks acquisition contributed $50 million or approximately 8.0 percentage points to first quarter sales.

    Net sales in the U.S. were $258 million for the current quarter as compared with $238 million for the first quarter of 2003, representing an increase of $20 million, or 8%. Net sales outside the U.S. were $373 million for the first quarter of 2004 as compared with $311 million for the prior year quarter, representing an increase of $62 million, or 20% as reported, or 9% excluding the favorable impact of exchange.
    Health Imaging segment digital product sales were $395 million for the current quarter as compared with $318 million for the first quarter of 2003, representing an increase of $77 million, or 24%, primarily driven by the PracticeWorks acquisition and digital capture products. Segment traditional product sales were $236 million for the current quarter as compared with $230 million for the first quarter of 2003, representing an increase of $6 million or 3%. The primary drivers were an increase in sales of dental systems products.

    Digital Strategic Product Group Revenues:
    Net worldwide sales of digital products, which include laser printers (DryView imagers and wet laser printers), digital media (DryView and wet laser media), digital capture equipment (computed radiography capture equipment and digital radiography equipment), services, dental practice management software and Picture Archiving and Communications Systems ("PACS"), increased 24% in the first quarter of 2004 as compared with the prior year quarter, reflecting volume increases, and favorable exchange partially offset by negative price/mix. The increase in digital product sales was primarily attributable to the PracticeWorks acquisition and higher volumes of digital capture equipment, digital media and services.

    Traditional Strategic Product Group Revenues:
    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services, increased 3% in the first quarter of 2004 as compared with the first quarter of 2003 driven primarily by higher volumes for specialty traditional film and favorable exchange.

    Gross profit:

    Gross profit for the Health Imaging segment was $258 million for the first quarter of 2004 as compared with $229 million in the prior year quarter, representing an increase of $29 million, or 13%. The gross profit margin was 40.9% in the current quarter as compared with 41.7% in the first quarter of 2003. The decrease in the gross profit margin of 0.8 percentage point was principally attributable to:

    -- Manufacturing Cost: manufacturing cost decreased gross profit margins by approximately 2.0 percentage points.

    -- Price/Mix: Price/mix negatively impacted gross profit margins by approximately 2.0 percentage points driven by digital media and analog medical film.

    -- Exchange: favorable exchange added approximately 1.0 percentage point to the gross profit rate.

    -- Acquisition: the PracticeWorks acquisition increased gross profit by approximately 2.0 percentage points.

    SG&A:
    In the first quarter, SG&A expenses for the Health Imaging segment increased $36 million, or 45%, from $82 million in the first quarter of 2003 to $118 million for the current quarter, and increased as a percentage of sales from 14.9% to 18.7%. The increase in SG&A expenses is primarily attributable to $22 million associated with the PracticeWorks acquisition, increased investment for growth initiatives, and unfavorable exchange of $4 million.

    R&D:
    First quarter R&D costs increased $7 million from $39 million in the first quarter of 2003 to $46 million in the current quarter, and increased as a percentage of sales from 7.1% to 7.3%. The increase in R&D expenses is primarily attributable to increased spending to drive growth in selected areas of the product portfolio and $2 million associated with the PracticeWorks acquisition.

    Earnings from Operations:
    Earnings from operations for the Health Imaging segment decreased $16 million, or 15%, from $109 million for the prior year quarter to $93 million for the first quarter of 2004 while the operating earnings margin rate decreased 5.2 percentage points to 14.7% from 19.9% for the prior year quarter. The decrease in earnings from operations is attributable to the reasons indicated above. Operating earnings are at the low end of the expected mid to upper teen range, but are expected to improve as the year proceeds.

    Commercial Imaging
    On February 9, 2004 Kodak announced its intention to sell the Remote Sensing Systems operation to ITT Industries for $725 million in cash. This transaction is expected to close during the second quarter. The Remote Sensing Systems business is part of Kodak's Commercial and Government Systems operation. During the first quarter, the Commercial Imaging Segment excludes the financial performance of Kodak's Remote Sensing Systems business, which is accounted for in "discontinued operations" as the Company awaits the closing of the sale.

    Revenues:
    Net worldwide sales for the Commercial Imaging segment were $196 million for the first quarter of 2004 as compared with $186 million for the prior year quarter, representing an increase of $10 million, or 5% as reported, a decrease of 3% excluding the favorable impact of exchange. The increase in net sales was primarily composed of:

    --  Volume: volumes decreased first quarter sales by approximately
        1.0 percentage point primarily driven by declines in equipment and media.

    -- Price/Mix: decrease in price/mix reduced first quarter sales by approximately 2.0 percentage points primarily driven by mix declines for aerial imaging materials.

    -- Exchange: favorable exchange contributed approximately 8.0 percentage points to first quarter sales.

    Net sales in the U.S. were $79 million for the current year quarter as compared with $77 million for the prior year quarter, representing an increase of $2 million, or 3%. Net sales outside the U.S. were $117 million in the first quarter of 2004 as compared with $109 million for the prior year quarter, representing an increase of $8 million or 7% as reported, or a decrease of 7% excluding the favorable impact of exchange.
    Commercial Imaging segment traditional product sales were $100 million for the current quarter as compared with $98 million for the first quarter of 2003, representing an increase of $2 million, or 2%. The primary drivers were an increase in sales of aerial imaging materials products. Segment digital product sales were $96 million for the current quarter as compared with $88 million for the first quarter of 2003, representing an increase of $8 million, or 9% primarily driven by Imaging Services.

    Gross profit:

    Gross profit for the Commercial Imaging segment was $66 million for the first quarter of 2004 as compared with $60 million in the prior year quarter, representing an increase of $6 million, or 10%. The gross profit margin was 33.7% in the current quarter as compared with 32.3% in the prior year quarter. The increase in the gross profit margin of 1.4 percentage points was primarily attributable to:

    -- Price/Mix: declines due to price/mix reduced gross profit margins by approximately 2.0 percentage points primarily driven by mix declines for aerial imaging materials.

    -- Manufacturing Cost: manufacturing cost favorably impacted gross profit margins by approximately 2.0 percentage points.

    -- Exchange: favorable exchange impacted gross profit margins by approximately 1.0 percentage point.

    SG&A:
    SG&A expenses for the Commercial Imaging segment were $32 million in the current quarter, unchanged from the first quarter of 2003 but decreased as a percentage of sales from 17.2% to 16.3%.

    R&D:
    First quarter R&D costs for the Commercial Imaging segment decreased $5 million, from $8 million in the first quarter of 2003 to $3 million for the current quarter, and decreased as a percentage of sales from 4.3% to 1.5% in the current quarter.

    EFO:
    Earnings from operations for the Commercial Imaging segment increased $11 million, or 55%, from $20 million for the prior year quarter to $31 million for the first quarter of 2004 while the operating earnings margin rate increased 5.0 percentage points to 15.8% from 10.8% for the prior year quarter.

    Commercial Printing
    On January 5, 2004, Kodak announced the completion of its acquisition of Scitex Digital Printing, the world leader in high-speed, variable data inkjet printing systems. Kodak acquired the business for $239 million in net cash. This acquisition is expected to contribute approximately $200 million to Commercial Printing segment sales in 2004, and will be slightly dilutive through the end of the year. Scitex Digital Printing now operates under the name Kodak Versamark, Inc. During the first quarter, Kodak Versamark contributed $46 million in sales to the Commercial Printing segment.
    On March 8, 2004, Kodak announced its intention to acquire:

    -- Heidelberg's 50% interest in NexPress Solutions LLC (Kodak and Heidelberg formed the Nexpress 50/50 JV in 1997 to develop high quality, on-demand, digital color printing systems)

    -- 100% of the stock of Heidelberg Digital LLC (Hdi) - manufacturer of digital black & white printing systems

    -- 100% of the stock of Nexpress GMBH - a R&D center located in Kiel, Germany

    -- Certain sales and service people, inventory and related assets and liabilities of Heidelberg's sales and service units located throughout the world.

    Kodak will pay $1 cash at closing, which is expected to occur on or about May 1st. Instead, a unit sales based earn-out formula could result in a maximum payout of $150 million during the next two calendar years ending December 31, 2005.
    Kodak expects the acquired operations to contribute approximately $175 million to revenues for the remainder of 2004. Incremental operational dilution for 2004 will be $.15 to $.20 per share with total operational dilution of $.30 to $.35 per share for full year 2004. Kodak's recorded Nexpress dilution in 2003 was $.15 per share. The incremental dilution is expected to be largely eliminated in 2005, with the acquisition becoming accretive in 2007.

    Revenues:
    Net worldwide sales for the Commercial Printing segment were $133 million for the first quarter of 2004 as compared with $88 million for the prior year quarter, representing an increase of $45 million, or 51% as reported, or 49% excluding the favorable impact of exchange. The increase in net sales was entirely due to the acquisition of Kodak Versamark.
    Net sales in the U.S. were $55 million for the current year quarter as compared with $37 million for the prior year quarter, representing an increase of $18 million, or 49%. Net sales outside the U.S. were $78 million in the first quarter of 2004 as compared with $51 million for the prior year quarter, representing an increase of $27 million or 53% as reported, or an increase of 49% excluding the favorable impact of exchange.
    Commercial Printing segment traditional product sales are limited to the sales of traditional graphics products to the KPG joint venture. Segment digital product sales are composed of Kodak Versamark and Encad products and services.
    Net worldwide sales of graphic arts products to Kodak Polychrome Graphics ("KPG"), an unconsolidated joint venture affiliate in which the Company has a 50% ownership interest, remained unchanged in the current quarter as compared with the first quarter of 2003, primarily reflecting stable volumes and price/mix for graphic arts products, despite continued digital technology substitution, which negatively affects the product portfolio that is sold to KPG.
    KPG's earnings performance continued to improve on the strength of its leading position in digital proofing and digital printing plates, coupled with favorable operating expense management and foreign exchange. KPG contributed positively to Kodak's "Other charges" during the first quarter of 2004 both in absolute terms and in quarterly year over year comparisons.
    NexPress, the unconsolidated joint venture between Kodak and Heidelberg in which the Company has a 50% ownership interest, continues to experience good customer acceptance of the NexPress 2100 Digital Production Color Press. Sales continue to be hampered by a weak-printing market, although average monthly page volumes for these units are running higher than planned.

    Gross profit:
    Gross profit for the Commercial Printing segment was $14 million for the first quarter of 2004 as compared with $22 million in the prior year quarter, representing a decrease of $8 million, or 36%. The gross profit margin was 10.5% in the current quarter as compared with 25.0% in the prior year quarter. The decrease in the gross profit margin of 14.5 percentage points was primarily attributable to:

    -- Price/Mix: favorable price/mix increased gross profit margins by approximately .5 percentage point.

    -- Manufacturing Cost: manufacturing cost negatively impacted gross profit margins by approximately 16.0 percentage points.

    -- Exchange: exchange negatively impacted gross profit margins by approximately 2.5 percentage points.

    -- Acquisition: Kodak Versamark favorably impacted gross profit margins by 3.5 percentage points. Gross profit margins were negatively impacted by the impact of the purchase accounting for the inventory that was acquired with the Scitex Digital Printing acquisition (now Kodak Versamark) at its fair value, which was sold in the current quarter. Excluding the impact of these costs, Kodak Versamark would have favorably impacted gross profit margins by approximately 7 percentage points during the quarter.

    SG&A:
    SG&A expenses for the Commercial Printing segment increased $12 million, from $8 million in the first quarter of 2003 to $20 million for the current quarter, and increased as a percentage of sales from 9.1% to 15.0%. The increase in SG&A is primarily attributable to the acquisition of Scitex Digital Printing (now Kodak Versamark), which had $11 million of SG&A expenses in the current quarter.

    R&D:
    GAAP:
    First quarter R&D costs increased $14 million, from $5 million in the first quarter of 2003 to $19 million in the current quarter and increased as a percentage of sales from 5.7% for the first quarter of 2003 to 14.3% for the current quarter. R&D expenses increased in the first quarter primarily due to a $9 million charge for the purchase of in-process R&D associated with the Scitex Digital Printing acquisition (now Kodak Versamark).

    Operational
    Excluding the $9 million charge for purchased in-process R&D, first quarter R&D costs increased $5 million from $5 million in the first quarter of 2003 to $10 million in the current quarter and increased as a percentage of sales from 5.7% to 7.5%. R&D expenses increased in the first quarter primarily due to the acquisition of Scitex Digital Printing (now Kodak Versamark).

    EFO:
    GAAP
    Earnings from operations for the Commercial Printing segment decreased $34 million, from $9 million for the prior year quarter to a loss of $25 million for the first quarter of 2004 primarily as a result of the factors described above, inclusive of the one-time write-off of in-process R&D.

    Operational
    Earnings from operations for the Commercial Printing segment decreased $25 million, from $9 million for the prior year quarter to a loss of $16 million for the first quarter of 2004. Included in the current quarter results is a $9 million charge relating to the impact of the purchase accounting for the inventory that was acquired with the Scitex Digital Printing acquisition (now Kodak Versamark) at its fair value, which was sold in the current quarter.

    All Other
    Revenues:
    Net worldwide sales for All Other were $28 million for the first quarter of 2004, as compared with $19 million for the prior year quarter, representing an increase of $9 million, or 47% as reported.
    SK Display Corporation, the OLED manufacturing joint venture between Kodak and Sanyo, continues to focus on improving manufacturing yields and process engineering and has created a new generation of chemistry used for coating OLED displays.

    EFO:
    The loss from operations for All Other was $28 million in the current quarter as compared with the loss from operations of $16 million in the first quarter of 2003 primarily driven by increased levels of investment for Kodak's Display business.

    Balance Sheet:
    Cash Flow:

    Kodak defines free cash flow as net cash provided by continuing operations, (as determined under generally accepted accounting principles in the U.S.- U.S. GAAP), plus proceeds from the sale of assets minus capital expenditures, acquisitions, debt assumed in acquisitions and investments in unconsolidated affiliates. Kodak's definition of operating cash flow equals free cash flow less dividends. Investable cash is operating cash flow excluding acquisitions and debt assumed in acquisitions.
    Operating cash flow during the first quarter of 2004 was negative $445 million, $338 million lower than the negative $107 million generated in the year ago quarter. Excluding the impact of acquisitions of $305 million and $84 million for the first quarter 2004 and 2003, respectively, the first quarter 2004 investable cash flow of negative $140 million was $117 million lower than the first quarter of 2003.
    Net cash used in continuing operations, investing activities and financing activities, as determined under GAAP in the first quarter of 2004 was $(27) million, $(426) million and $(282) million, respectively. The table below reconciles the net cash provided by continuing operations as determined under U.S. GAAP to Kodak's definition of operating cash flow for the first quarter of 2004:


($ millions)                                           2004      2003
----------------------------------------------------------------------
Net cash provided by continuing operations:            $(27)     $106

Additions to Properties                                 (91)     (109)
Net proceeds from sales of businesses/assets              -         -
Investments in unconsolidated affiliates                (22)      (20)
Acquisitions, net of cash acquired                     (305)      (75)
Debt assumed from acquisitions                            0        (9)
Dividends                                                 -         -
----------------------------------------------------------------------
Operating Cash Flow (continuing operations)            (445)     (107)

Acquisitions, net of cash acquired                      305        75
Debt assumed from acquisitions                            -         9
----------------------------------------------------------------------
Investable Cash Flow (continuing operations)          $(140)     $(23)
----------------------------------------------------------------------


    The range for investable cash flow for full year 2004, excluding the proceeds from the Remote Sensing Systems divestiture, will be increased by $100 million to $585 million to $715 million. This reflects lower estimates for both capital expenditures and year-end inventories.

    Dividend:
    The Company makes semi-annual dividend payments, which, when declared by the Board of Directors, will be paid on the Company's 10th business day each July and December to shareholders of record on the first business day of the preceding month. No such dividends were declared as of March 31, 2004.

    Capital Spending:
    Capital additions were $91 million in the first quarter of 2004, which is $18 million lower than the year ago quarter and $60 million lower quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:
    Total receivables of $2.259 billion included gross trade ($1.895 billion) and miscellaneous ($364 million) receivables at the end of the first quarter, 2004, an increase of $241 million from first quarter of 2003 and a decrease of $69 million quarter sequentially. The year over year increase is driven by foreign exchange, acquisitions, and higher sales.
    Accrued customer rebates are classified as miscellaneous payables; however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the gross trade receivable balance by $415 million to $1.480 billion at the end of the first quarter of 2004, and would reduce the trade receivable balance by $324 million to $1.348 billion at the end of the first quarter of 2003.
    Kodak defines days sales outstanding (DSO) as the four quarter moving average net trade receivables after rebate reclassification, divided by 12 months of sales, multiplied by 365 days. Due to the fact that reported sales are net of rebates and a majority of the customer rebates are cleared through customer deductions, the Company's DSO calculation includes the impact of reclassifying rebates as an offset to receivables. By reclassifying the rebates as an offset to receivables, the Company's DSO calculation is more reflective of the true number of days the net trade receivables are outstanding.
    Based on the Company's DSO definition, DSO from continuing operations for the first quarter was 43 days, representing a 3-day decrease from first quarter, 2003 and flat quarter sequentially. If rebate accrual balances were not offset against receivables, DSO from continuing operations would have decreased 1-day year over year and remained unchanged quarter sequentially, due to higher accrual balances in the first quarter 2004 versus 2003.

    Inventory:
    Kodak's inventories (after LIFO) increased $12 million year over year and increased $134 million quarter sequentially. The year over year increase is primarily due to the impact of exchange and acquisitions, which were almost entirely offset by operational reductions in inventory levels. The quarter sequential increase is due to the seasonality of Kodak's business.
    Kodak defines days supply in inventory (DSI) from continuing operations as four-quarter average inventory before the LIFO reserve divided by 12 months COGS as reported, multiplied by 365 days. For purposes of Kodak's definition, COGS excludes certain manufacturing-related costs that are considered to be unusual or that occur infrequently. Kodak defines inventory turns as 12 months COGS as reported divided by four quarter average inventory before the LIFO reserve.
    DSI from continuing operations improved by 7 days from the first quarter 2003 and by 2 days quarter sequentially. Inventory turns from continuing operations improved by 0.5 turns to 5.6 turns since the first quarter 2003, and 0.1 turns quarter sequentially.
    Including the impact of the LIFO reserve using COGS as reported on a GAAP basis, DSI from continuing operations improved by 5 days from the first quarter of 2003 and improved by 1 day quarter sequentially. Inventory turns from continuing operations improved 0.7 to 7.8 turns relative to the first quarter of 2003 and 0.3 turns quarter sequentially.

    Debt:
    Debt decreased by $282 million to $2.966 billion and cash decreased by $740 million to $510 million quarter sequentially. On a debt less cash basis, net debt was $2.456 billion, an increase of $349 million from the first quarter 2003 and an increase of $458 million from fourth quarter, 2003 levels of $1.998 billion. Cash decreased as a result of the acquisition of Scitex Digital Printing, (now Kodak Versamark) in addition to debt reduction. Kodak expects to reduce gross debt by as much as $800 million during 2004, an increase of $200 million from the previous forecast of $600 million in debt reduction for the year.
    Equity was $3.218 billion and debt to total capital ratio was 48.0%, decreasing 1.9 percentage points quarter sequentially and 0.6 percentage points year over year.

    Foreign Exchange:
    Year over year, the impact of foreign exchange on operating activities during the first quarter was a positive $0.10 per share whereas foreign exchange activities recorded in "Other Charges" had a negative $0.01 per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.09 per share.

    Silver:
    During the first quarter, the impact of high silver prices was more than offset by the effect of favorable foreign exchange. The negative earnings impact from high silver prices will increase throughout the remainder of the year as product currently in inventory is sold and unfavorable variances are recognized. However, if the cost of silver were to hold at the March average rate of $7.23 per ounce and foreign exchange were to hold at March 31 rates for the remainder of the year, the net impact would be favorable to earnings. However, it remains difficult to forecast the net impact of foreign exchange and silver pricing.

    Earnings Outlook:
    The Company expects second quarter operational earnings of $.55 to $.65 per share, and full year operational earnings of $2.15 to $2.45 per share, compared with previous guidance of $2.05 to $2.35 per share, reflecting the net increase in earnings attributable to the tax benefit and inventory charge (relating to the acquisition of Kodak Versamark) recorded during the first quarter.

    Upcoming Meetings:
    Kodak will host an investor function for members of the investment community who will be attending the upcoming Drupa, Commercial
Printing trade show in Duesseldorf, Germany. This event will be held on Friday, May 7, 2004 at the Duesseldorf Fair Grounds. Please contact Kodak Investor Relations for additional details.

    Safe Harbor Statement:
    Certain statements in these presentations may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's growth in sales and earnings, cash generation, tax rate, and debt are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in these presentations are subject to a number of factors and uncertainties, including the successful:

    -- Implementation of our recently announced digitally-oriented growth strategy;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED), and digital products);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of future focused cost reductions, including personnel reductions; and

    -- Development of our business in emerging markets like China, India, Brazil, Mexico and Russia.

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- General economic, business, geopolitical and public health conditions; and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

    Any forward-looking statements in these presentations should be evaluated in light of these important factors and uncertainties.


    CONTACT: Eastman Kodak Company
             Media Contacts:
             Gerard Meuchner, 585-724-4513
             gerard.meuchner@kodak.com
             Anthony Sanzio, 585-781-5481
             anthony.sanzio@kodak.com
               or
             Investor Relations Contacts:
             Don Flick, 585-724-4352
             donald.flick@kodak.com
             Patty Yahn-Urlaub, 585-724-4683
             patty.yahn-urlaub@kodak.com